EXHIBIT 99.1

NEWS
FOR IMMEDIATE RELEASE

Contact: Paul Caminiti/Carrie Bloom/Jonathan Doorley

Sard Verbinnen & Co

212/687-8080

LADENBURG THALMANN TO ACQUIRE PREMIER TRUST

Uniquely Positions Ladenburg’s Network of Independent Financial Advisors
to Seamlessly Offer Trust Services to Clients

MIAMI, FL, April 26, 2010 – Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS) today announced it has reached a definitive agreement to acquire Premier Trust, Inc. (“Premier”), a provider of wealth management services, including trust administration, estate and financial planning, custody and investment services, from Western Alliance Bancorporation (NYSE: WAL). Terms of the transaction were not disclosed.

Founded in 2001, Premier is a Nevada-chartered trust company headquartered in Las Vegas, Nevada, with assets under administration in excess of $520 million. Working in combination with a client’s other legal and professional advisors, Premier professionals assist with every aspect of planning, including retirement, income and estate taxes, succession of the family business, transferring assets to future generations and asset protection.

Upon completion of the transaction, Mark Dreschler, Premier’s President and Chief Executive Officer, and the rest of Premier’s management team will continue to operate Premier out of its Las Vegas, Nevada headquarters. Robert Bruderman, a member of Ladenburg’s Management Committee and one of the founders of Ladenburg’s Triad Advisors subsidiary, will serve as Chairman of the Board of Premier.

“The addition of Premier will allow Ladenburg’s network of independent financial advisors to have unparalleled access to a broad array of trust services,” said Dr. Phillip Frost, Chairman of the Board of Ladenburg. “This transaction demonstrates Ladenburg’s ongoing commitment to expanding its independent broker-dealer platform and increasing the products and services we offer our growing client base.”

Richard Lampen, President and Chief Executive Officer of Ladenburg, said, “This transaction is an important strategic step as our independent brokers seek to become the ‘go to’ advisor for their clients on all financial matters. Premier is widely recognized as a leading provider of trust services and we believe that giving our network of independent advisors the unique ability to offer these services seamlessly to their clients will give them a competitive advantage and raise the level of service they can provide their clients. We are excited about this opportunity and are pleased to welcome Mark Dreschler and his team to Ladenburg.”

“We are thrilled to become part of Ladenburg,” added Mr. Dreschler. “This transaction will significantly enhance the opportunities to expand Premier’s business while continuing to allow us to provide our customers with the highest level of personal attention and service.”

The transaction, expected to close in the second quarter of 2010, is subject to customary closing conditions, including regulatory approval. Approval by Ladenburg’s shareholders is not required.

About Ladenburg

Ladenburg Thalmann Financial Services is engaged in investment banking, equity research, institutional sales and trading, independent brokerage and advisory services and asset management services through its principal subsidiaries, Ladenburg Thalmann & Co. Inc., Investacorp, Inc. and Triad Advisors, Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm providing services principally for middle market and emerging growth companies and high net worth individuals. Investacorp, Inc., a leading independent broker-dealer headquartered in Miami Lakes, Florida, has been serving the independent registered representative community since 1978 and has approximately 460 independent financial advisors nationwide. Founded in 1998, Triad Advisors, Inc. is a leading independent broker-dealer and registered investment advisor headquartered in Norcross, Georgia that offers a broad menu of products, services and total wealth management solutions to approximately 540 independent financial advisors nationwide. Ladenburg Thalmann Financial Services is based in Miami, Florida. Ladenburg Thalmann & Co. is based in New York City, with regional offices in Miami and Boca Raton, Florida; Melville, New York; Lincolnshire, Illinois; Los Angeles, California; and Princeton, New Jersey. For more information or to sign up to receive timely e-mail news alerts from Ladenburg Thalmann Financial Services, please visit www.ladenburg.com/info.

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This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements concerning future growth of the Company, its network of independent financial advisors and its client base and future growth of Premier. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of the Company or arising from the acquisition of Triad. These risks, uncertainties and contingencies include those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.